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                                                                    EXHIBIT 11.2


                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                     COMPUTATION OF NET EARNINGS PER SHARE

                   FOR THE THREE MONTHS ENDED MARCH 31, 1995





                                                                                                    Fully
                                                                         Primary                   Diluted
                                                                        ----------               ----------
Weighted Average Common Shares
outstanding . . . . . . . . . . . . . . . . . . . . . . .               18,662,605               18,662,605

Convertible debt  . . . . . . . . . . . . . . . . . . . . .                 --                    2,745,903

Stock options and warrants outstanding  . . . . . . . . . .                218,461                  396,345
                                                                      ------------              -----------

Weighted average shares of common shares outstanding  . . .             18,881,066               21,804,853
                                                                      ============              ===========

Net income  . . . . . . . . . . . . . . . . . . . . . . . .           $    301,198              $   382,021
                                                                      ============              ===========
Earnings per share  . . . . . . . . . . . . . . . . . . . .           $        .02              $       .02
                                                                      ============              ===========





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